EX-99.B-77G

SUB-ITEM 77G: Defaults on senior securities

  Nortel Networks Ltd

Ivy Cundill Global Value Fund

$328,000 10.75% Nortel Networks Ltd bonds due 07/15/2016
Cusip 656569AD2
This is a monetary default, they were purchased flat on February 10, 2009
Amount of default per $1,000 face amount is $4
Total Amount of default is $7,346

Ivy Cundill Global Value Fund

$4,606,000 10.75% Nortel Networks Ltd bonds due 07/15/2016
Cusip 656569AL4
This is a monetary default, they were purchased flat on January 30, 2009
Amount of default per $1,000 face amount is $52
Total Amount of default is $103,155